UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2015 (November 11, 2015)

First Capital Real Estate Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

60 Broad Street 34th floor New York, NY 10004
(Address, including zip code, of Principal Executive Offices)
(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant

On November 16, 2015, the Audit Committee of the Board of Directors (the “Board”) of First Capital Real Estate Trust Incorporated (the “Company”) engaged Marcum LLP (“Marcum”) to be the Company’s independent registered public accounting firm. Marcum replaces Ernst & Young LLP (“E&Y”), after the Audit Committee of the Board dismissed E&Y on October 12, 2015.

During the fiscal years ended December 31, 2013 and December 31, 2014, and the subsequent interim period through October 12, 2015, neither the Company nor anyone acting on its behalf has consulted with Marcum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s consolidated financial statements, and Marcum did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Item 5.02. Election of Directors; Appointment of Certain Officers; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of J. Tim Pruban

On November 11, 2015, J. Tim Pruban resigned as an independent member of the Board, due to his current work load and family commitments. Mr. Pruban’s resignation was not due to any disagreement with the Company.

Appointment of Michael B. McCook

On November 17, 2015, Michael B. McCook was appointed by the Board as an independent member of the Board. Mr. McCook will serve as a member of the audit committee of the Board and the compensation committee of the Board. There are no related party transactions involving Mr. McCook that are reportable under Item 404(a) of Regulation S-K.

Mr. McCook has nearly 40 years of experience in the residential development finance industry. Mr. McCook is the Principal of Michael B. McCook Consulting, where he consults a wide variety of international clients on management, marketing, strategic planning and analysis of real estate investments, including strategic leadership in areas of fund capital management, joint venture negotiation, and relationship management with constituents including investors, lenders, consultants, rating agencies and venture partners.

From 2007 to 2014, Mr. McCook served as Vice Chairman, Executive Vice President and Director of The Resmark Companies (“Resmark”). Resmark is a registered pension fund advisory firm and the managing member of over $800 million in institutional investments on behalf of the California Public Employees Retirement System (CalPERS) and the California State Teachers Retirement System (CalSTRS). In his role as Vice Chairman and EVP, Mr. McCook sourced new investments for the Resmark’s portfolios including for-sale residential development projects and multi-family rental properties. He also served as a member of Resmark’s Multi-Family Investment Committee, and served on Resmark’s Board of Directors. In 2006, Mr. McCook also served as President of Kenwood Investments, LLC, where he oversaw the strategic planning for the potential formation of an investment opportunity fund.

From 2001 to 2006, Mr. McCook served as a Senior Investment Officer of Real Estate at California Public Employees' Retirement System (CalPERS), overseeing all investment activity for the entire real estate investment portfolio. His prior senior positions also include: Managing Director of IHP Capital Partners, President and Chief Operating Officer of Prudential Home Building Investors, Inc., President and Chief Operating Officer of DevCap International Inc., and President and Chief Executive Officer of Home Capital Development Group.

Mr. McCook was a Member of the board of the Building Industry Association, Home Capital Mortgage International, Home Federal Trust Company, and the Pension Real Estate Association (PREA) (where he served as Vice Chairman). He served as a Non-Executive and Independent Director of DB Realty Ltd, a real estate development firm, from June 28, 2008 to April 21, 2011. He holds a Masters of Business Administration from the University of San Diego and a Bachelor of Business Administration degree from Loyola Marymount University of Los Angeles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

Date: November 17, 2015	By:	/s/ Suneet Singal
		Name:	Suneet Singal
		Title:	Chief Executive Officer, Secretary and Chairman of the Board of Directors